UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2009

OXYGEN BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3189 Airway Avenue, Building C, Costa Mesa, CA 92626

(Address of principal executive offices)

(714) 427-6363

(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

Effective January 9, 2009, Oxygen Biotherapeutics, Inc., issued the following options under existing employment arrangement:

●	Richard Kiral, President – vested options to purchase 150,000 common shares at an exercise price of $0.26 per share that expire 10 years from the date of issuance;
●	Joan Mahan, Corporate Secretary – vested options to purchase 50,000 common shares at an exercise price of $0.26 per share that expire 10 years from the date of issuance; and
●	Gary Clauson, Senior Scientist – vested options to purchase 30,000 common shares at an exercise price of $0.26 per share that expire 10 years from the date of issuance;

The foregoing represent annual awards under their respective employment agreements. Mr. Kiral is also entitled to receive on a monthly basis options to purchase 20,000 common shares (a total of 240,000 common stock purchase options during the 12-month period beginning February 1, 2009) at an exercise price equal to the fair market value as of the date of issuance, which are exercisable for a term of three years following that date. In addition, Ms. Mahan is entitled to receive on a monthly basis options to purchase 10,000 common shares (a total of 120,000 common stock purchase options during the 12-month period beginning February 1, 2009) at an exercise price equal to the fair market value as of the date of issuance, which are exercisable for a term of three years following that date.

Oxygen Biotherapeutics also issued compensatory options to purchase 10,000 common shares at an exercise price of $0.72 per share that expire 10 years from the date of issuance to each of two other employees.

Effective January 28, 2009, Oxygen Biotherapeutics engaged the services of Ed Sitnik as an outside consultant to the audit committee and agreed to issue to him as part of his compensation options to purchase 50,000 common shares at an exercise price of $0.31 per share that vest after one year and expire three years from the date of issuance.

Incorporated into this Item 3.02 is the discussion below under Item 5.02 of stock and stock options issuable to Chris Stern under an employment agreement entered into with Oxygen Biotherapeutics effective February 1, 2009.

The option grant transactions were effected in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Compensatory Plan or Arrangement

On January 28, 2009, the Board of directors approved an employment agreement with Chris Stern, the Chief Executive Officer and Chairman of the Board of Oxygen Biotherapeutics. The employment agreement supercedes all prior compensatory arrangements with Mr. Stern and his associates.

The agreement is effective for a one-year term commencing February 1, 2009, and automatically renews for additional one-year terms, unless Mr. Stern terminates the agreement in advance of renewal or

Oxygen Biotherapeutics gives Mr. Stern at least 120 days advance notice that it elects not to renew at the end of the then current term. Under the agreement Mr. Stern will receive as compensation:

●	Annual base salary of $300,000;
●	Cash bonus equal to one percent of base salary for each two percent of Oxygen Biotherapeutics annual goals and/or milestones achieved, which are established annually by the Board of Directors; provided, that no bonus is paid unless at least 100 percent of annual goals and/or milestones are achieved (the Board has not yet established 2009 annual goals or milestones on which to base the payment of any bonus);
●	14,000 shares of the restricted common stock of Oxygen Biotherapeutics on a monthly basis (a total of 168,000 shares per year);
●	Fixed monthly automobile allowance of $800;
●	Fixed payment of $2,500 per month for secretarial and related office support;
●	Medical and dental insurance under plans for the other officers of Oxygen Biotherapeutics (provided, that Mr. Stern may elect to retain his existing private insurance and receive a fixed monthly allowance of $500);
●	Options previously issued to Mr. Stern to purchase 1,000,000 common shares at an exercise price of $0.245 per share that originally expired in November 2010 were extended to November 2017, options to purchase 4,000,000 common shares at an exercise price of $0.245 per share that originally expired in September 2011 were extended to September 2018, and all of the options were amended to allow for “cashless exercise” through conversion of the options to common shares based on the difference between market price and exercise price;
●	Right to participate in pension, retirement, insurance stock, and other plans established from time to time for the participation of all full-time employees of Oxygen Biotherapeutics;
●	Four weeks paid vacation each year;
●	If Mr. Stern ceases to be a director of Oxygen Biotherapeutics for any reason, he is entitled to receive $200,000 in cash and 100,000 restricted common shares; and
●	If Mr. Stern is terminated without cause or Mr. Stern terminates the agreement for good reason, then he is entitled to receive one-year of base salary, all bonuses then payable, and the economic value of the replacement cost for one-year of the other benefits under the agreement, and he has the right to exercise immediately all outstanding options, vested and unvested, on the terms set forth in the options he holds, including “cashless exercise” through conversion of the options to common shares based on the difference between market price and exercise price.

For purposes of the agreement, “cause” means willful misconduct, conflict of interest or breach of fiduciary duty, or a material breach of any provision of the employment agreement, and “good reason”includes Oxygen Biotherapeutics giving notice to Mr. Stern it does not intend to renew the agreement at the end of the then current term, any person or group acquires 25% or more in the outstanding stock ownership, there is a change in a majority of the Board, there is a merger or sale of substantially all the assets, or there is a breach of certain terms of the agreement by Oxygen Biotherapeutics.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXYGEN BIOTHERAPEUTICS, INC.

Date: February 3, 2009	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer